EXHIBIT 99.1

Lightbridge Provides Business Update and Announces Third Quarter 2025 Financial Results

RESTON, Va, November 5, 2025 (GLOBE NEWSWIRE) – Lightbridge Corporation (“Lightbridge” or the “Company”) (Nasdaq: LTBR), an advanced nuclear fuel technology company, announced its financial results for the third quarter and nine months ended September 30, 2025, and provided an update on the Company’s continued progress.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “The nine months of 2025 represented a pivotal time in Lightbridge Fuel's technical development. We have successfully transitioned from design concepts to physical fabrication and testing readiness. Our team achieved critical milestones, including the co-extrusion of an eight-foot demonstration rod using depleted uranium-zirconium alloy, the fabrication of enriched uranium-zirconium alloy samples that match our intended commercial fuel composition, and, most recently, the successful loading of these samples into an experiment assembly that is now ready for insertion into the Advanced Test Reactor. These achievements represent tangible progress toward generating the performance data essential for regulatory licensing.”

“Our presentation of three peer-reviewed papers at TopFuel 2025 further validates our technical approach. These papers demonstrated our fuel's enhanced safety margins during accident scenarios, confirmed the scalability of our manufacturing process through validated modeling, and provided quantitative comparisons showing superior performance versus conventional fuel. This technical validation, combined with the hands-on fabrication work at Idaho National Laboratory, positions us to advance through the critical irradiation testing phase in the Advanced Test Reactor.”

“The current policy environment, highlighted by President Trump’s Executive Orders prioritizing nuclear energy deployment and power uprates for existing reactors, aligns directly with Lightbridge Fuel's capabilities. As we continue to execute on our development roadmap and expand our engineering team, we remain focused on generating the irradiation data necessary to support licensing activities and advance toward commercial deployment. The convergence of our technical progress with supportive market conditions reinforces our confidence in Lightbridge Fuel's potential to enhance both the existing nuclear fleet and future water-cooled reactors."

Financial Highlights

Working capital was approximately $153.1 million at September 30, 2025, compared to $39.9 million at December 31, 2024.

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Cash Flows Summary

Cash and cash equivalents were $153.3 million, compared to $40.0 million at December 31, 2024, an increase of $113.3 million for the nine months ended September 30, 2025, consisting of the following:

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Cash used in operating activities for the nine months ended September 30, 2025, was $8.1 million, an increase of $2.4 million compared to $5.7 million for the nine months ended September 30, 2024. The increase was primarily due to elevated spending on research and development (R&D) and general and administrative expenses.

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Cash provided by financing activities for the nine months ended September 30, 2025, was $121.4 million, an increase of $117.7 million compared to $3.7 million for the nine months ended September 30, 2024. This increase was primarily due to an increase in the net proceeds received from the issuance of common stock under our at-the-market facility of $116.7 million and net proceeds from the exercise of stock options of $1.2 million, partially offset by an increase in net share settlement of equity awards for the payment of withholding taxes of $0.2 million.

Balance Sheet Summary

Total assets were $155.1 million and total liabilities were $1.6 million at September 30, 2025.

•	Stockholders’ equity was $153.5 million at September 30, 2025, as compared to $40.5 million at December 31, 2024.

Third Quarter 2025 Operations Summary

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General and administrative expenses amounted to $3.2 million for the third quarter ended September 30, 2025, compared to $1.7 million for the third quarter ended September 30, 2024. The increase of $1.5 million was primarily due to higher professional fees, consulting fees, and stock-based compensation.

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Lightbridge’s total R&D expenses amounted to $2.0 million for the third quarter ended September 30, 2025, compared to $1.3 million for the third quarter ended September 30, 2024, an increase of $0.7 million. This increase reflected increased activities related to the development of Lightbridge Fuel, including project labor costs at Idaho National Laboratory, allocated employee compensation and stock-based compensation.

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Total other income was $1.1 million for the third quarter ended September 30, 2025, compared to $0.3 million for the third quarter ended September 30, 2024. Other income consisted of interest income earned from treasury bills and our bank savings account, driven by higher average cash balances.

•	Net loss was $4.1 million for the third quarter ended September 30, 2025, compared to $2.7 million for the third quarter ended September 30, 2024.

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Nine Months Ended September 30, 2025 - Operations Summary

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General and administrative expenses amounted to $9.2 million for the nine months ended September 30, 2025, compared to $5.7 million for the nine months ended September 30, 2024. The increase of $3.5 million was primarily due to increases in professional fees, consulting fees, employee compensation, and stock-based compensation.

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Lightbridge’s total R&D expenses amounted to $5.3 million for the nine months ended September 30, 2025, compared to $3.2 million for the nine months ended September 30, 2024, an increase of $2.1 million. This increase primarily consisted of higher Idaho National Laboratory project labor costs, allocated employee compensation, and stock-based compensation expenses, offset by a decrease in expenses related to the Romania feasibility study and Centrus Energy FEED study which both studies were completed in 2024.

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Total other income was $2.1 million for the nine months ended September 30, 2025, compared to $1.0 million for the nine months ended September 30, 2024. Other income consisted of interest income earned from treasury bills and our bank savings account.

•	Net loss was $12.4 million for the nine months ended September 30, 2025, compared to $7.9 million for the nine months ended September 30, 2024.

CONFERENCE CALL & AUDIO WEBCAST

Lightbridge will host a conference call on Thursday, November 6, at 4:00 p.m. ET to discuss the Company’s financial results and provide an update on its fuel development activities. The conference call will be led by Seth Grae, President & Chief Executive Officer, with other Lightbridge executives available to answer questions.

To access the call by phone, please call 1-833-630-1956 (International dialers can call 1-412-317-1837). To avoid delays, we encourage participants to dial into the conference call fifteen minutes before the scheduled start time and ask to join the Lightbridge Corporation call.

An audio webcast can be accessed at the following link (webcast).

A webcast replay will also be available for a limited time at the following link (webcast replay).

About Lightbridge Corporation

Lightbridge Corporation (NASDAQ: LTBR) is focused on developing advanced nuclear fuel technology essential for delivering abundant, zero-emission, clean energy and providing energy security to the world. The Company is developing Lightbridge Fuel™, a proprietary next-generation nuclear fuel technology for existing light water reactors and pressurized heavy water reactors, significantly enhancing reactor safety, economics, and proliferation resistance. The Company is also developing Lightbridge Fuel for new small modular reactors (SMRs) to bring the same benefits plus load-following with renewables on a zero-carbon electric grid.

Lightbridge has entered into two long-term framework agreements with Battelle Energy Alliance LLC, the United States Department of Energy’s operating contractor for Idaho National Laboratory, the United States' lead nuclear energy research and development laboratory. DOE’s Gateway for Accelerated Innovation in Nuclear program has twice awarded Lightbridge to support the development of Lightbridge Fuel over the past several years. Lightbridge is participating in two university-led studies through the DOE Nuclear Energy University Program at Massachusetts Institute of Technology and Texas A&M University. An extensive worldwide patent portfolio backs Lightbridge’s innovative fuel technology. Lightbridge is included in the Russell 2000® Index and the Russell 3000® Index. For more information, please visit www.ltbridge.com.

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Forward Looking Statements

With the exception of historical matters, the matters discussed herein are forward-looking statements. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to: Lightbridge’s ability to commercialize its nuclear fuel technology; the degree of market adoption of Lightbridge’s product and service offerings; Lightbridge’s ability to fund general corporate overhead and outside research and development costs; market competition; our ability to attract and retain qualified employees; dependence on strategic partners; demand for fuel for nuclear reactors; Lightbridge’s ability to manage its business effectively in a rapidly evolving market; the availability of nuclear test reactors and the risks associated with unexpected changes in Lightbridge’s fuel development timeline; the increased costs associated with metallization of Lightbridge’s nuclear fuel; public perception of nuclear energy generally; changes in the political environment; risks associated with war in Europe; changes in the laws, rules and regulations governing Lightbridge’s business; development and utilization of, and challenges to, Lightbridge’s intellectual property; risks associated with potential shareholder activism; potential and contingent liabilities; as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission (the “SEC”). Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

A further description of risks and uncertainties can be found in Lightbridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and in its other filings with the SEC, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Statements”, all of which are available at http://www.sec.gov/ and www.ltbridge.com.

Investor Relations Contact:

Matthew Abenante, IRC

Director of Investor Relations

Tel: +1 (347) 947-2093

ir@ltbridge.com

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2025	2024
ASSETS
Current Assets
Cash and cash equivalents	$153,330,134	$39,990,827
Prepaid expenses and other current assets	1,293,501	324,378
Total Current Assets	154,623,635	40,315,205
Other Assets
Prepaid project costs and other long-term assets	327,148	528,805
Trademarks	114,982	108,865
Total Assets	$155,065,765	$40,952,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,560,097	$424,585
Total Current Liabilities	1,560,097	424,585

Stockholders’ Equity
Preferred stock, $0.001 par value, 10,000,000 authorized shares, no shares issued and outstanding at September 30, 2025 and December 31, 2024	—	—
Common stock, $0.001 par value, 100,000,000 authorized, 30,384,981 shares and 18,783,912 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	30,385	18,784
Additional paid-in capital	330,050,816	204,694,348
Accumulated deficit	(176,575,533)	(164,184,842)
Total Stockholders’ Equity	153,505,668	40,528,290
Total Liabilities and Stockholders’ Equity	$155,065,765	$40,952,875

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Operating Expenses
General and administrative	3,164,343	1,676,209	9,146,989	5,626,567
Research and development	2,039,857	1,298,601	5,345,635	3,232,036
Total Operating Expenses	5,204,200	2,974,810	14,492,624	8,858,603

Operating Loss	(5,204,200)	(2,974,810)	(14,492,624)	(8,858,603)

Other Income
Interest income	1,104,955	318,649	2,101,933	1,008,224
Total Other Income	1,104,955	318,649	2,101,933	1,008,224

Net Loss Before Income Taxes	(4,099,245)	(2,656,161)	(12,390,691)	(7,850,379)
Income taxes	—	—	—	—
Net Loss	$(4,099,245)	$(2,656,161)	$(12,390,691)	$(7,850,379)

Net Loss Per Common Share
Basic and diluted	$(0.16)	$(0.19)	$(0.55)	$(0.57)

Weighted Average Number of Common Shares Outstanding
Basic and diluted	25,624,598	14,189,787	22,498,638	13,871,756

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2025	2024
Operating Activities
Net Loss	$(12,390,691)	$(7,850,379)

Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	3,746,642	1,280,403

Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(808,317)	(37,665)
Prepaid project costs and other long-term assets	201,657	10,125
Accounts payable and accrued liabilities	1,135,512	928,240
Net Cash Used in Operating Activities	(8,115,197)	(5,669,276)

Investing Activities
Trademarks	(6,117)	—
Net Cash Used in Investing Activities	(6,117)	—

Financing Activities
Gross proceeds from the issuances of common stock under the ATM program	124,659,368	4,138,022
Payment of offering costs and commissions	(4,207,920)	(421,657)
Net proceeds from the exercise of stock options	1,243,794	—
Payments for taxes related to net share settlement of equity awards	(234,621)	(10,583)
Net Cash Provided by Financing Activities	121,460,621	3,705,782

Net Increase (Decrease) in Cash and Cash Equivalents	113,339,307	(1,963,494)
Cash and Cash Equivalents, Beginning of Period	39,990,827	28,598,445
Cash and Cash Equivalents, End of Period	$153,330,134	$26,634,951

Supplemental Disclosure of Cash Flow Information
Cash paid during the period:
Interest paid	$—	$—
Income taxes paid	$—	$—
Non-Cash Financing Activities:
Payment of accrued liabilities with common stock	$15,000	$15,000
Common stock issued for prepaid consulting services	$300,000	$180,000

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